UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    October 23, 2008

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item .01   Entry into a Material Definitive Agreement

On October 23, 2008, El Dorado Nitrogen, L.P. (“EDN”), and El Dorado Chemical Company (“EDC”), both subsidiaries of LSB Industries, Inc. (the  “Company”),  entered into a new Nitric Acid Supply Operating and Maintenance Agreement (the “Bayer Agreement”) with Bayer MaterialScience, LLC (“Bayer”).  The Bayer Agreement succeeds the Baytown Nitric Acid Project and Supply Agreement, dated June 27, 1997 (the “Original Bayer Agreement”), and its five year term commences as of June 24, 2009, following the expected termination of the Original Bayer Agreement.  The Bayer Agreement provides up to five renewal terms of five years each, subject to either party opting against renewal prior to each new renewal period.

Under the terms of the Bayer Agreement, Bayer will purchase from EDN all of Bayer’s requirements for nitric acid for use in Bayer’s chemical manufacturing facility located in Baytown, Texas (the “Baytown Plant”).  Bayer will also supply ammonia as required for production of nitric acid at the Baytown Plant, in addition to certain utilities, chemical additives and services that are required for such production.  Any surplus nitric acid manufactured at the Baytown Plant that is not required by Bayer will be marketed to third parties by EDN.  The Bayer Agreement provides that Bayer will make certain net monthly payments to EDN which will be sufficient for EDN to recover all of its costs plus a profit.

Pursuant to the terms of the Original Bayer Agreement, Bayer has provided notice of exercise of its option to purchase from a third party all of the assets comprising the Baytown Plant, except certain assets which will be owned by EDN for use in the production process (the “EDN Assets”).  EDN will continue to be responsible for the maintenance and operation of the Baytown Plant in accordance with the terms of the Bayer Agreement.

If there is a change in control of EDN, Bayer will have the right to terminate the Bayer Agreement upon payment of a termination fee of approximately $6.3 million, plus 1.1 times the then current net book value of the EDN Assets.  In addition, if EDN receives a third-party offer to purchase any voting equity securities of EDN or the assets comprising the EDN Assets that EDN would like to accept, Bayer will have the option to pay the termination fee or the amount of the third party offer and to terminate the Bayer Agreement.

The Company’s press release announcing the Bayer Agreement is attached as an exhibit to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit                   Description

99.1	Press Release, issued October 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 28, 2008
                            LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Name: Tony M. Shelby,
Title: Executive Vice President and
Chief Financial Officer